SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934




Check the appropriate box:
[ ]  Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]  Definitive Information Statement


                           Cyntech Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box): |X| No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          _____________________________________________________________________
     2)   Aggregate number of securities to which transaction applies:

          _____________________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          _____________________________________________________________________
     4)   Proposed maximum aggregate value of transaction:

          _____________________________________________________________________
     5)   Total fee paid:

          _____________________________________________________________________

[ ]  Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:_______________________________________________
     2)  Form, Schedule, or Registration Statement No.:________________________
     3)  Filing Party:_________________________________________________________
     4)  Date Filed:___________________________________________________________

                           Cyntech Technologies, Inc.
                            4305 Derbyshire Trace, SE
                                Conyers, GA 30094
                            Telephone (770) 760-8732
                             Telecopy (888) 474-9335

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



To the Stockholders of Cyntech Technologies, Inc.:

         The annual meeting of stockholders of Cyntech Technologies, Inc. ("Cyntech") will be held on Wednesday, July 31, 2002, at 1:00 P.M., at the La Quinta Inn, 1184 Dogwood Drive (Exit 82, I-20 West), Conyers, Georgia 30012 (directions will be available at www.cyntechtechnologies.com), for the following purposes:

         (1) to elect four directors to the board of directors to serve for a one-year term or until their successors are chosen and qualified; and

         (2) to transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on May 31, 2002, will be entitled to vote at the meeting and any adjournment thereof.

         Cyntech's majority stockholder, an affiliate of our Chairman and President R. Frank Meyer, has determined that the shares of common stock held by it will be voted in favor of Proposal 1 as set forth above. Under Utah law, such shares represent a sufficient number of shares to assure stockholder approval of such proposal without the vote of any other stockholder of Cyntech. Accordingly, Cyntech is not asking its stockholders for a proxy and stockholders are requested not to send a proxy.

         This information statement is being mailed on or about July 2, 2002, to all stockholders of record as of the close of business on May 31, 2002 (the "Record Date"), and is accompanied by a copy of our Annual Report to stockholders for the year ended July 31, 2001, which includes our audited financial statements and other information. Your attention is directed to the enclosed information statement.

                                          By order of the Board of Directors:



                                          R. Frank Meyer, Chairman and President

Conyers, Georgia
July 2, 2002


             Cyntech is not asking its stockholders for a proxy, and
                 stockholders are requested not to send a proxy.

                              INFORMATION STATEMENT

         This information statement is furnished by the board of directors of Cyntech Technologies, Inc., 4305 Derbyshire Trace, SE, Conyers, Georgia 30094 ("Cyntech"), in connection with the election of four directors to the board of directors at the annual meeting of the stockholders to be Wednesday, July 31, 2002, at 1:00 P.M., at the La Quinta Inn, 1184 Dogwood Drive, Conyers, Georgia 30012, and at all adjournments thereof.

         On all matters that may come before the meeting, each stockholder will be entitled to one vote for each share of Cyntech's common stock, par value $0.001 per share (the "Common Stock"), of which such stockholder was the holder of record on the Record Date. On the Record Date, there were issued and entitled to vote 37,186,209 shares of Common Stock.

         As described in this information statement, Cyntech's majority stockholder, Tex-Oil Chemical Limited Partnership, L.P., an affiliate of our Chairman and President R. Frank Meyer, which owns sufficient shares of Common Stock to approve the above-described proposal (without the vote of any other stockholder of Cyntech), has determined to vote all of its shares in favor of such proposal. Thus, approval and adoption of such proposal by the stockholders of Cyntech are assured. Accordingly, Cyntech is not asking its stockholders for a proxy and stockholders are requested not to send a proxy.

                              ELECTION OF DIRECTORS

         Cyntech's board of directors is composed of four members. Cyntech's articles of incorporation provide for the election of the entire board of directors at each annual meeting of stockholders, with each director to serve until the next annual meeting and until such director's successor is elected and qualified.

         Cyntech's management is nominating, and the stockholders are being asked to re-elect, each of the four current members of the board of directors.

         The following table sets forth the name, age and position of each current director of Cyntech:


          Name          Age                               Title
--------------------  --------  ------------------------------------------------

R. Frank Meyer          58      Director, President, and Chief Executive Officer
Michael Dumdie          31      Director
J.W. Feighner, Jr.      53      Director
William F. Meyer        55      Director and Treasurer

         The principal occupation, title and business experience of our directors during the last five years, including the names and locations of employers, are indicated below.

         R. Frank Meyer has been a Director, President and Chief Executive Officer of our Company since December 22, 1998. He became a consultant to Nevada Cyntech on its organization in December 1997 and a director in May 1998. From 1987 until June 1998, Mr. Meyer was an independent consultant and has held the position of Senior Vice President and major stockholder with Caribbean Building & Management, Miami, Florida, from February 1985 to December 1990. The company was active in building multifamily apartments and condominiums in Florida and built resorts throughout the Caribbean as developers-contractors and in joint ventures. In 1990, Frank Meyer became active in the development of waste hydrocarbon recovery technologies and formed Cyntech Research & Engineering to develop, test and engineer the various technologies. Mr. Meyer, as President of Cyntech Research, along with other investors, developed the various technologies that will be utilized by Cyntech Technologies, Inc. Mr. Meyer sold all of his interests in Cyntech Research to a family limited partnership in late July 2000, and does not continue to serve as an officer, a director, or in any other capacity. From 1990 through 1996, Mr. Meyer was the President of Synpro Environmental Services, Inc. From 1996, Frank Meyer was a consultant providing services to 12 different waste management and recycling companies. While associated with these solid waste and recycling companies, he cooperated with other chemical, electrical and power engineers and scientists, primarily in the development of hydrocarbon recovery technologies. Mr. Meyer holds a BA degree in industrial management and a minor in accounting from the University of South Florida. R. Frank Meyer is the brother of William F. Meyer.

         William F. Meyer has been Treasurer and a Director since June 1998. Mr. Meyer has been a part-time realtor and real estate developer in Georgia for more than 25 years with Suwanee Realty Residential. He has been a high school basketball coach and economics and government instructor, employed by the South Forsyth County Board of Education, for the past 28 years, retiring in June 2001. Mr. Meyer has a BA degree in education and pre-law from the University of South Florida. William F. Meyer is the brother of R. Frank Meyer.

         Michael Dumdie joined our Board of Directors in March 2001. Mr. Dumdie is currently a Dealer Financial Services Analyst for Mercedes Benz Credit Corporation, a position he has held since 1998. Prior to that, Mr. Dumdie was employed by Ernst & Young, LLP, as an Engagement Management Coordinator from 1997-1998, as a Senior Financial Analyst with Cox Enterprises from 1996-1997, and as a Financial Analyst with NationsBank from 1994-1996. Mr. Dumdie earned an MBA from Georgia State University in 1998, and a Bachelor's degree in Business Administration from the University of Georgia in 1993. Mr. Dumdie is the son-in-law of William F. Meyer and the nephew of R. Frank Meyer.

         J.W. Feighner, Jr. has been a Director since May 2001. For the past 20 years, Mr. Feighner has served as President of Vista Craft, Inc., a Columbus, Georgia, screen-printing firm, and as Chairman and 15% stockholder of Victory Developers, Inc., a real estate development company that owns 32 shopping centers in the southeastern United States. Mr. Feighner holds a BS degree in Industrial Management from Georgia Tech and an MBA degree from Tulane University.

                          BOARD MEETINGS AND COMMITTEES

         The board of directors held three meetings during the fiscal year ended July 31, 2001. Each member of the board of directors attended more than all of those meetings. The board has no standing compensation or nominating committees, and the functions of those committees are performed by the full board of directors. The board has a standing Audit Committee consisting of William F. Meyer and Michael Dumdie, none of whom is an independent director under Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards,
Section 121(A) of the American Stock Exchange listing standards, or Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. The Audit Committee is assisted in performing its responsibilities by John L. Laska, an independent consultant to the Company. The Audit Committee does not operate under a written charter.

Audit Committee Report

         The Audit Committee oversees the financial reporting process for Cyntech on behalf of the board of directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed the annual financial statements included in the annual report and filed with the Securities and Exchange Commission. The Audit Committee also reviewed the unaudited financial statements filed with the Company's quarterly reports on Form 10-QSB.

         In accordance with Statements of Accounting Standards Nos. 61, 89 and 90, discussions were held with management and the independent auditors regarding the acceptability and the quality of the accounting principles used in the financial statements. These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, and the reasonableness of the significant judgments and management decisions made in developing the financial statements. In addition, the Audit Committee has discussed with the independent auditors their independence from Cyntech and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1.

         The Audit Committee has also discussed issues related to the overall scope and objectives of the audits conducted, the internal controls used by Cyntech, and the selection of Cyntech's independent auditors with Cyntech's management and its independent auditors.

         Pursuant to the reviews and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-KSB for the fiscal year ended July 31, 2001, for filing with the Securities and Exchange Commission.

         The foregoing report has been furnished by:    William F. Meyer
                                                        Michael Dumdie
                                                        John L. Laska, Advisor
                                                          to Audit Committee

Compliance with Section 16(a) of the Exchange Act

         Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or respecting our last fiscal year ended July 31, 2001, and any written representation referred to in paragraph (b)(2)(i) of Item 405 of Regulation S-B, the following directors, officers, beneficial owners of more than 10% of any class of our equity securities, and any other persons known to be subject to Section 16 of the Exchange Act, have not filed, on a timely basis, reports required by Section 16(a) of the Exchange Act:

         R. Frank Meyer, Michael Dumdie, William F. Meyer, J.W. Feighner, Jr., Charles Tovey, Ike Yancy, J.P. Herrin, and Tex-Oil Chemical Limited Partnership filed required reports on Form 3 after the date they were due. Christopher Bromley has failed to file the required report on Form 3.

         R. Frank Meyer was required to file three required reports on Form 4, with a total of seven transactions to be reported. J.W. Feighner was required to file three required reports on Form 4, with a total of seven transactions to be reported. Michael Dumdie was required to file three required reports on Form 4, with a total of three transactions to be reported. William F. Meyer was required to file three required reports on Form 4, with a total of three transactions to be reported. Ike Yancy was required to file one required report on Form 4, with a total of one transaction to be reported. We do not believe any of these reports on Form 4 have been filed.


                             EXECUTIVE COMPENSATION

Summary Compensation

         The following table sets forth for each of the last three fiscal years the annual and long-term compensation earned by, awarded to or paid to each person who served as a chief executive officer of the Company during the last fiscal year and by each of the four other highest paid executive officers whose compensation exceeded $100,000:

                                                                             Long Term Compensation
                                                                        ----------------------------------
                                           Annual Compensation                  Awards           Payouts
                                   ------------------------------------ ------------------------ ---------
                                                              Other     Restricted  Securities             All
                                                                                                            Other
                          Year                               Annual       Stock     Underlying     LTIP    Compen-
       Name and          Ended                    Bonus      Compen-    Award(s)     Options/    Payouts    sation
  Principal Position    July 31    Salary ($)(1)   ($)     sation ($)      ($)       SARs (#)      ($)       ($)
----------------------- ---------  -----------  ----------------------- ----------  ------------ --------- ---------
R. Frank Meyer......      2001      252,000            --         --       --       3,092,316(2)(3) --       34,034
  President (CEO)         2000      190,500(1)         --         --       --          92,316(2)    --       13,109
                          1999      197,000(1)         --         --       --          92,316(2)    --       13,040

-------------------------
(1) The amount reflected as salary is paid under a consulting agreement, as discussed below. Mr. Meyer has agreed to defer payment of consulting fees due him until we have received sufficient funds to pay current operating expenses due others. We have issued a promissory note for the $508,908 due R. Frank Meyer under his consulting arrangement, payable at any time after May 1, 2002, upon 30 days' demand. The principal and accrued interest on this note is convertible by Mr. Meyer to our common stock at $1.00 per share. Our liability under this promissory note has been assumed by Windstar. See Part II. Item 5: Recent Sales of Unregistered Securities: Stock Issued in Miscellaneous Transactions.
(2) Mr. Meyer receives three-year options to purchase 7,693 shares at $0.25 per share for each month of service as a director, beginning with January 1999.
(3) Effective July 31, 2001, we granted Mr. Meyer five-year options to purchase 3,000,000 shares of preferred stock at $0.50 per share.

Option/SAR Grants in Last Fiscal Year

         The following table sets forth information respecting all individual grants of options and stock appreciation rights ("SARs") made during the last completed fiscal year to the executive officer named in the summary compensation table above:

                                                 Individual Grants
---------------------------------------------------------------------------------------------------------------------
             (a)                      (b)                (c)               (d)                     (e)
                                   Number of          % of Total
                                  Securities         Options/SARs
                        Underlying Granted to Exercise or
                                 Options/SARs      Employees During    Base Price            Expiration Date
            Name                  Granted (#)        Fiscal Year        ($/share)
------------------------------ ------------------ ------------------- -------------- --------------------------------
R. Frank Meyer (CEO)                   92,316             20%              $0.25         Beginning August 1, 2003(1)
                                    3,000,000            100%               0.50                    July 17, 2006(2)

-------------------------
(1) We grant each director options to purchase 7,693 shares of common stock per month of service, exercisable for five years after the date of grant. See Compensation to Directors below.
(2) Effective July 31, 2001, we granted Mr. Meyer five-year options to purchase 3,000,000 shares of preferred stock at $0.50 per share. Each share of preferred stock will have four votes per share, voting with the common stock as a single class, except where voting as a separate class is required by law, but will have no other rights, privileges or preferences senior to the common stock. At the election of the holder, each share of preferred stock is convertible into one share of common stock. Such options are transferable by Mr. Meyer only to a personal trust, his immediate family, or Tex-Oil Chemical Limited Partnership, L.P. These options may not be exercised unless and until our articles of incorporation are amended to authorize the issuance of preferred stock that is entitled to vote with our common stock as a single class.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

         The following table sets forth information respecting the exercise of options and SARs during the last completed fiscal year by the executive officer named in the summary compensation table above and the fiscal year end values of unexercised options and SARs:

              (a)                        (b)                  (c)                  (d)                  (e)
                                                                                Number of
                                                                               Securities            Value of
                                                                               Underlying           Unexercised
                                                                               Unexercised         In-the-Money
                                                                           Options/SARs at FY   Options/SARs at FY
                                                                                 End (#)              End ($)
                                 Shares Acquired on                           Exercisable/         Exercisable/
             Name                   Exercise (#)      Value Realized ($)      Unexercisable        Unexercisable
-------------------------------- -------------------- -------------------- -------------------- --------------------
R. Frank Meyer (CEO)                   699,044              $11,875           4,424,225/--          $47,430/--

---------------------
* Includes options to purchase 3,000,000 shares of preferred stock, each share of which is convertible into one share of common stock.

R. Frank Meyer Consulting Agreement

         We obtain the services of our President and Chief Executive Officer, R. Frank Meyer, under a consulting agreement. This consulting agreement provides for a minimum fee of $12,000 per month, with Mr. Meyer to be paid an additional

$200 per hour for each hour worked over 60 hours per month and for reimbursement of medical expenses and business costs incurred by him on our behalf. This consulting arrangement with Mr. Meyer remains in effect until December 31, 2007, or until we hire Mr. Meyer as a full-time employee, whichever occurs first. If Mr. Meyer's consulting agreement is terminated for reasons other than gross negligence, willful misconduct or illegal acts, the consulting agreement provides for Mr. Meyer to be paid at the rate of $150,000 per year for the full term of the agreement.

         In connection with the grant of options to purchase 3,000,000 shares of preferred stock, effective July 31, 2001, Mr. Meyer agreed to waive any claim that he may have for additional compensation for any services rendered in excess of those for which he is compensated under his consulting agreement.


Securities Authorized for Issuance Under Equity Compensation Plans

         The table and subsequent narrative disclosure below describes the securities we have issued as compensation:

------------------------------- ---------------------------- ---------------------------- ----------------------------
        Plan Category           Number of securities to be    Weighted-average exercise   Number of securities
                                issued upon exercise of         price of outstanding      remaining available for
                                outstanding options,            options, warrants and     future issuance under
                                warrants and rights                    rights             equity compensation plans
                                            (a)                          (b)              (excluding securities
                                                                                          reflected in column (a))
                                                                                                      (c)
------------------------------- ---------------------------- ---------------------------- ----------------------------
  Equity compensation plans
 approved by security holders               --                           --                           --
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity compensation plans not
 approved by security holders            6,494,665                      $0.35                         --
------------------------------- ---------------------------- ---------------------------- ----------------------------
            Total                        6,494,665                      $0.35                         --
------------------------------- ---------------------------- ---------------------------- ----------------------------

         Beginning May 2, 1998 and continuing through the fiscal year ended July 31, 2001, we granted each director options to purchase 7,693 shares of our common stock for each month of service as a director. These options were immediately vested, have an exercise price of $0.25 per share, and have an expiration date three years from their date of grant. Through July 31, 2001, we had issued options to purchase 653,905 shares of our common stock to directors for their service as directors.

         Under a consulting agreement we entered into with Laska and Associates, Inc., on October 1, 1999, affirming provisions of an earlier agreement dated December 31, 1997, Laska and Associates was awarded options to purchase 1,000,000 shares of our common stock as compensation for consulting and accounting services. Those options vested in four equal portions on December 31, 1998, 1999, 2000, and 2001, have an exercise price of $0.20 per share, and expire on December 31, 2004.

         Under a consulting agreement we entered into with J.P. Herrin, formalized by our letter agreement of March 1, 2001, we granted Mr. Herrin options to purchase 225,000 shares of our common stock as compensation for Mr. Herrin's strategic assistance and agreement to provide consulting services in connection with the construction and initialization of our initial plant in Chambers County, Texas. Those options were vested immediately, have an exercise price of $0.001, and expire on December 31, 2003.

         On July 31, 2001, we granted R. Frank Meyer options to purchase 3,000,000 shares of our preferred stock, each of which may be converted to one share of our common stock, as consideration for Mr. Meyer's agreement to waive any claim he may have had for unpaid compensation for services under his consulting agreement. These options were vested immediately, have an exercise price of $0.50 per share, and expire five years after their date of grant. Because the option award specified that the preferred stock would be entitled to vote with our common stock as a single class, these options may not be exercised unless and until our articles of incorporation are amended by the stockholders to approve the issuance of preferred stock that is entitled to such voting rights.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the date of this information statement, the stockholdings of each person who owns of record, or was known by us to own beneficially, 5% or more of the common stock currently issued and outstanding; the name and stockholdings of each director; and the stockholdings of all executive officers and directors as a group. Unless otherwise indicated, all shares consist of common stock, and all such shares are owned beneficially and of record by the named person or group:

                 Name of Person or Group                   Nature of Ownership(1)       Amount      Percent(2)
Principal Stockholders:
  Tex-Oil Chemical Limited Partnership, L.P.(3).........   Common Stock               21,962,298       50.4
  4305 Derbyshire Trace, SE
  Conyers, GA  30094
  Windstar Research and Engineering, Ltd................   Common Stock                3,557,540        8.2
  P.O. Box 7275
  Columbus, GA  31908
  Homer Cutrubus and Phidia Cutrubus(4).................   Common Stock                2,034,483        4.7
  895 West Riverdale Road
  Ogden, UT  84405
  Christopher Bromley(5)................................   Common Stock                3,900,000        9.0
  25876 The Old Road, Suite 240
  Valencia, CA  91381
Directors:
  R. Frank Meyer(6).....................................   Common Stock               21,962,298       50.4
                                                           Options                     1,404,225        3.2
                                                           Pfd. Options                3,000,000        6.9
                                                                                       ---------
                                                           Total                       26,366523       60.5

  Michael Dumdie........................................   Common Stock                   25,000        0.1
                                                           Options                        30,772        0.1
                                                                                         -------
                                                           Total                          65,772        0.2

  William F. Meyer......................................   Common Stock                   51,400        0.1
                                                           Options                       300,027        0.7
                                                                                         -------
                                                           Total                         351,427        0.8

  J.W. Feighner, Jr.(7) ................................   Common Stock                5,987,540       13.7
                                                           Options                        23,079        0.1
                                                                                          ------
                                                           Total                       6,010,619       13.9
  All Executive Officers and
  Directors as a Group (7 persons):.....................   Common Stock               30,403,179       69.8
                                                           Options                     1,908,103        4.4
                                                           Pfd. Options                3,000,000        6.9
                                                                                       ---------
                                                           Total:                     35,311,284       81.1

----------------------------
(1) Includes shares held by entities in which the individual or entity shares voting, investment, and dispositive power. Except as otherwise noted, however, shares are owned beneficially and of record, and such record stockholder has sole voting, investment, and dispositive power.
(2) Calculations of total percentages of share ownership for each individual assumes the exercise of all options held by that individual to which the percentage relates, including options subject to vesting provisions, if any. Percentages calculated for totals of all executive officers and directors as a group assume the exercise of all options held by the indicated group.
(3) Consists of 18,404,758 shares owned of record by Tex-Oil Chemical Limited Partnership, L.P., and 3,557,540 shares owned of record by Windstar Research and Engineering, Ltd. Tex-Oil Chemical Limited Partnership, L.P., a Nevada limited partnership, is wholly owned by the immediate family members of R. Frank Meyer, including his wife, two adult daughters, and trusts in the name of his two minor sons, for which Mrs. Meyer serves as the trustee. R. Frank Meyer holds no direct ownership of Tex-Oil Chemical Limited Partnership, L.P. and disclaims beneficial ownership. Tex-Oil Chemical Limited Partnership, L.P. owns more than 10% of the issued and outstanding voting equity of Windstar Research and Engineering, Ltd.
(4) Homer and Phidia Cutrubus are brothers and hold their interests individually in two other partnerships, as noted below:
     Homer Cutrubus..............................................482,899 shares
     Phidia Cutrubus.............................................345,001 shares
     H&P Investments.............................................844,093 shares
     DNS Investments.............................................362,490 shares
(5) Although his right to retain these shares is disputed by us and the shares are subject to a stop transfer order, we believe that Christopher Bromley remains the beneficial owner of the following shares:
     Kit Bromley & Company.....................................2,400,000 shares
     The Challenge, Ltd........................................1,500,000 shares
(6) Under the rules of the SEC, R. Frank Meyer is deemed to be the beneficial owner of shares owned of record by Tex-Oil Chemical Limited Partnership, L.P. Mr. Meyer disclaims beneficial ownership of the shares owned by Tex-Oil Chemical Limited Partnership, L.P.
(7) Consists of 880,000 shares owned by Mr. Feighner, 1,250,000 shares held by Vistacraft, Inc. and 25,000 shares held by Victory Developers, Inc., companies he owns and controls, and 3,557,540 shares owned by Windstar Research and Engineering, Ltd. Mr. Feighner is an executive officer and principal stockholder of Windstar.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Unless otherwise indicated, the terms of the following transactions between related parties were not determined as a result of arm's-length negotiations.

Consulting Agreements

Charles Tovey

         We engaged Charles Tovey, an executive officer, as our consultant on January 5, 1998, for a 10-year period ending on December 31, 2007, at which time Mr. Tovey will become a month-to-month consultant. Notwithstanding the foregoing, either Mr. Tovey or we have the right to terminate the agreement on 60 days' notice. Mr. Tovey is required to devote so much of his time as is reasonably necessary to manage the research and development, plant construction and operation of our recovery plants and to consult with management and the board of directors. We have agreed to pay Mr. Tovey a fee of $100 per hour, together with reimbursement of direct expenses, for services provided us as a consultant, with a minimum of 10 hours per month. Under this consulting arrangement, we have accrued $13,000 and $21,000 in consulting fees to Mr. Tovey for the fiscal years ended July 31, 2001 and 2000, respectively, of which $16,000 and $8,000 were paid in each of such years, respectively.

Agreements with Tex-Oil

         We have entered into agreements and arrangements with Tex-Oil, our largest single stockholder and an affiliate of R. Frank Meyer, President and Chief Executive Officer. Tex-Oil Chemical Limited Partnership, L.P., a Nevada limited partnership, is wholly owned by the immediate family members of R. Frank Meyer, including his wife, two adult daughters, and trusts in the name of his two minor sons, for which Mrs. Meyer serves as the trustee. R. Frank Meyer holds no direct ownership of Tex-Oil Chemical Limited Partnership, L.P. and disclaims beneficial ownership. See Part III. Item 11. Security Ownership of Certain Beneficial Owners and Management. Because of these relationships, the transactions between Tex-Oil and us were subject to significant conflicts of interest and were not the result of arm's-length negotiations.

Tex-Oil's Guarantee Related to Certain Consulting and Financing Arrangements

         During March and April 1999, we engaged three companies to provide financial, strategic planning, investor relations and related services. Each of these companies was either owned by Christopher (a/k/a Kit) Bromley or introduced to us by him. Mr. Bromley may have controlled or had previous business relationships with the companies that he introduced to us. Accordingly, Mr. Bromley may be deemed to have had or shared voting investment or dispositive control over the 4,800,000 shares, or about 15.9% of our shares then outstanding, pledged to three entities by our affiliate Tex-Oil as an accommodation to us. Under each of these consulting relationships, we were obligated to pay a specified fee for defined services. As an accommodation to us and at our request, Tex-Oil guaranteed the obligation to pay the fees to the consultants under these agreements. Each of these guarantees was secured by a block of our common stock owned by Tex-Oil. These shares pledged as collateral were delivered to a custodian acting on behalf of the consultants, which had the contractual right to sell the shares upon our failure to pay timely the consulting fee. Although the agreements only require the delivery of a total of 4,800,000 shares as collateral, Tex-Oil actually delivered 5,000,000 shares. We understood that we would be obligated to reimburse Tex-Oil for any stock or cash loss that it suffered as a result of its guarantee of our obligation.

         The following table sets forth details respecting these consulting arrangements:

                                                                                                            Shares
                                                                          Agreement                      Pledged as
     Name of Consultant                Services to be Provided              Date      Consulting Fee      Collateral
     ------------------                -----------------------              ----      --------------     ------------
Kit Bromley & Co., Inc.       Business development services and           04/03/99       $  600,000(1)    2,500,000
                              activities, including creation of an
                              advanced business plan and necessary
                              studies
California Business           Corporate investigations, background        04/17/99          200,000         800,000
Intelligence                  checks, due diligence investigations and
                              security analysis
The Challenge, Ltd., Inc.     Marketing, distribution, strategic          03/09/99          350,000       1,500,000
                              development, and agency and                                ----------       ---------
                              representation services within Latin
                              America

Total                                                                                    $1,150,000       4,800,000(2)
                                                                                         ==========       =========

-----------------------
(1) The promissory note evidencing our obligation for this consulting fee has an incorrect principal amount of $625,000.
(2) Although the agreements provide for a total pledge of 4,800,000 shares, Tex-Oil actually delivered a total of 5,000,000 shares as collateral.

         We have concluded that the consulting services were not provided to our satisfaction, but the consultants asserted that the services had been provided and that the fee was due and payable. In any event, the custodian delivered to the consultants all 5,000,000 shares that had been pledged as collateral by Tex-Oil. Tex-Oil contested the validity of the delivery of the collateral shares to the consultants. In June 2000, we reviewed the above agreements and determined to terminate all of such relationships on the basis that each of the consultants had materially breached its agreement. We advised each of the consultants named above that (a) such consultant had not provided the services as required under its consulting agreement; (b) we believed we owed no fees whatsoever to the consultant; (c) the consultants were to return to Tex-Oil, the pledgor, all of the shares of common stock pledged as collateral and retained by the consultant's custodian; (d) stop transfer instructions were being lodged against the certificates representing all shares pledged as collateral; and (e) if all pledged shares could not be returned, a full accounting of the shares sold and the application of the proceeds must be provided, both to Tex-Oil and to us. In addition, we joined with Tex-Oil in placing stop transfer instructions with our registrar and transfer agent against registration of transfer of certificates representing the shares pledged as collateral.

         Each of the pledge agreements in the above relationships provided that the consultant was required to pay to Tex-Oil, the guarantor, all proceeds from the sale of the shares pledged as collateral in excess of the amount due and owing under the related consultant agreement. Notwithstanding our requests, the consultants have failed and refused to account for the proceeds from any of their sales of securities pledged by Tex-Oil or to specify the number of shares sold. Of the total 5,000,000 shares delivered as collateral, 4,400,000 shares were tendered for registration of transfer. In the face of the stop transfer instructions that had been placed against such stock, in January 2001, our stock transfer agent, Atlas Stock Transfer Company, deposited 1,500,000 of such shares with the Third Judicial District Court, Salt Lake County, Utah, in an interpleader action naming us, the Challenge, Ltd., and John Does 1 through 20, as defendants, for determination of rights to the stock by the respective parties. Neither we nor any other defendant was served with the summons and complaint, and for that reason the court dismissed the suit, without prejudice, on October 31, 2001. Of the remaining shares, 600,000 shares were transferred to third parties prior to the stop transfer notice and apparently sold. A portion of such proceeds may have been used to pay third-party costs on our behalf. On April 12, 2001, Tex-Oil was able to obtain the return of the 500,000 shares of common stock held by one of the consultants, California Business Intelligence, Inc. The certificate representing those 500,000 shares was canceled and the shares were transferred to Tex-Oil.

         We believe we suffered substantial but unliquidated damages as a result of the consultants' breach of their consulting arrangements. Under our obligation to reimburse Tex-Oil for any stock or cash loss that it suffered as a result of its guarantee of our obligation, we believe that we may have been obligated to replace the 600,000 shares that the consultants have not accounted for, and to reimburse the value of any consulting services actually provided and reasonable, authorized costs actually paid to third parties on our behalf, although we dispute that any such services were provided or costs paid. In an effort to concentrate our limited resources on our core business, we reached an agreement with Tex-Oil under which we assigned to Tex-Oil all of our rights to any and all damages for the consultants' breach of our consulting arrangements in consideration of our agreement to reimburse Tex-Oil for actual losses, net of any recoveries of damages from the consultants, not to exceed $300,000, payable at our election in either cash or 600,000 shares of our common stock valued at the greater of $0.50 per share or the market price of our stock at the time of payment. In turn, Tex-Oil has released us from any further liability under our obligation to reimburse Tex-Oil for any stock or cash loss that it suffered as a result of its guarantee of our obligation. Accordingly, we had recorded a note payable to Tex-Oil in the amount of $300,000, which we converted to common stock during the fiscal year ended July 31, 2001.

Loans

         From time to time since our inception, we have received loans or advances from affiliates and others to fund our ongoing activities, and have converted past due consulting fees into long-term debt. The following table sets forth the balance of principal and accrued interest due to each such affiliated person or group as of the dates indicated for such open account advances:

                                               Tex-Oil Chemical  J.W. Feighner,
                                                                      Jr.(1)

        Balance at July 31, 2000..............     $360,000(2)       $ 30,000
          Advances (repayments)...............       17,000            10,000
          Accrued interest....................       12,000                 -
                                                                            -
        Paid by issuance of common stock......     (389,000)          (30,000)
                                                  ----------         --------
        Balance at July 31, 2001..............           --          $ 10,000
                                                  ==========         ========

--------------------------
(1)  J.W. Feighner, Jr. became an affiliate when elected as a director in May
     2001.
(2) Includes $10,000 assigned to it by Century Caribbean, which is owned and controlled by R. Frank Meyer.

         On April 30, 2000, principal and accrued interest then due was converted to promissory notes due, together with interest at 12% per annum, on May 1, 2002, subject to conversion of principal and accrued interest to common stock at $1.00 per share, as follows: R. Frank Meyer, $508,908 (including $484,577 in accrued but unpaid consulting fees); Century Caribbean, $94,943; and Tex-Oil Chemical Limited Partnership, L.P., $147,355. Our liability under the promissory note to R. Frank Meyer has been assumed by Windstar. The notes to Century Caribbean and Tex-Oil Chemical Limited Partnership, L.P. were converted to common stock. See Part II. Item 5: Recent Sales of Unregistered Securities:
Stock Issued in Miscellaneous Transactions.

Windstar License of Windstar Process

         On November 30, 1998, we entered into an agreement with Cyntech Research & Engineering, Inc. to obtain an exclusive license to use the Cyntech process, including all modifications and improvements, which had been invented and/or acquired by Cyntech. Cyntech Research & Engineering was owned and controlled by R. Frank Meyer and Charles Tovey. In June 2000, we were advised that Cyntech Research & Engineering had transferred, in consideration of $300,000 and the assumption of its obligations under its agreement with us, all of its rights under its agreement with us and its rights in the Cyntech process to Windstar Research and Engineering, Ltd. Windstar is owned by Tex-Oil, 20%, Charles Tovey, 20%, William Feighner, 57.5%, and one other stockholder of ours, 2.5%, and as such is deemed an affiliate of ours.

         We have entered into a new agreement with Windstar that grants us the right for a period of 10 years, renewable at Windstar's option for two successive 10-year periods, to enter into licenses to use the Windstar ThermReTec(tm) technology in recycling plants developed by us. The Exclusive Option Agreement provides that each new plant using the Windstar ThermReTec(tm) process will require a separate license agreement to be entered into with the separate entity owning and operating the individual project. When a new license for a new plant is granted, we are required to pay an initial fee of $1.0 million for each plant processing either rubber or plastic feedstock as compensation for Windstar's assistance in site selection, permitting and engineering. We are also obligated to pay Windstar an ongoing license fee of 7% of the gross income from each plant during the life of the plant. We would owe an additional $500,000 license fee if a plant processing either rubber or plastic feedstock were expanded to process both. Under our new agreement with Windstar, we were required to commence the construction of our first plant during 2001, and to commence construction of two plants in 2002, three plants in 2003, four plants in 2004, five plants in 2005, and six plants per year thereafter. On November 19, 2001, we entered into a forbearance agreement with Windstar in which Windstar agreed that until August 1, 2003, it will not terminate the license agreement or exercise any of its rights or remedies provided in the agreement related to the Company's default to commence construction of new facilities in 2001 and 2002, and failing to make payments of $100,000, $300,000, $500,000 and $100,000 due on May 2, 2001, August 1, 2001,
August 31, 2001, and May 2, 2002, respectively.

         If we fail to meet any of the requirements imposed on us by the Exclusive Option Agreement, as modified by the forbearance agreement, Windstar has the right to deliver to us a notice of default that provides at least 180 days' notice of termination and allows us 90 days to cure the default and thereby prevent termination of the agreement. If Windstar delivers to us a notice of default and we are unable to cure that default, Windstar may terminate the agreement with 180 days' notice and we would thereafter lose access to the Windstar ThermReTec(tm) process.

         Windstar is required to provide engineering, technical and related support for plant planning, construction and operation. We are required to protect the confidentiality of technical data on behalf of Windstar. Windstar is required to assist us in identifying site locations where Cyntech recovery plants can be located, based on economic criteria established from time to time by Windstar and us, subject to the right of Windstar to disapprove any plant location.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Our board of directors has chosen to retain the services of Tanner + Company of Salt Lake City, Utah, as our auditor for the 2002 fiscal year. The selection of our auditors will not be submitted to the stockholders for their approval in the absence of a requirement to do so.

         We anticipate that our auditors will not be present at our annual meeting.

Audit Fees

         The aggregate fees billed by Tanner + Co., for professional services rendered for the audit of our annual financial statements for the fiscal year ended July 31, 2001, and for the reviews of the financial statements included in our quarterly reports on Form 10-QSB for that fiscal year were $35,789.

Financial Information Systems Design and Implementation Fees

         The Company did not engage and was not billed for any fees for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended July 31, 2001.

All Other Fees

         In addition to the fees described above under "Audit Fees," no additional professional fees were billed to the Company by Tanner + Co. for professional services for the fiscal year ended July 31, 2001.


                              STOCKHOLDER PROPOSALS

         It is anticipated that the next annual meeting of stockholders will be held in June of 2003. Stockholders may present proposals for inclusion in the information or proxy statement to be mailed in connection with the 2003 annual meeting of stockholders of Cyntech, provided such proposals are received by Cyntech no later than January 3, 2003, and are otherwise in compliance with applicable laws and regulations and the governing provisions of the certificate of incorporation and bylaws of Cyntech.

                                          By order of the Board of Directors:



                                          CYNTECH TECHNOLOGIES, INC.


                                          R. Frank Meyer, Chairman and President